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                                                                    EXHIBIT 10.3

              ROCKVILLE BANK SHORT TERM INCENTIVE COMPENSATION PLAN

                      ANNUAL INCENTIVE COMPENSATION PROGRAM

Eligibility

      - All participants must be classified as "Officer" status and on the payroll as of June 30th of the plan year.

      - Employees meeting all eligibility requirements, but promoted or hired to the Officer classification after January 1st and before June 30th, will be eligible for a prorated payout based on time in the Officer classification.

      - Any employees hired or promoted to the Officer classification after June 30th, or from the payroll or leaving the Officer status through resignation, termination, or demotion before December 31st of the incentive plan year will not be eligible for any payouts.

Incentive Pool

The annual incentive pool is determined at the sole discretion of the Board of Directors of Rockville Bank (the "Board") and the President of Rockville Bank (the "President"). It is based on the performance of Rockville Bank and its Officers against defined goals. The basic pool is established by factoring the market based incentive targets against salaries and accumulating the totals. The Board and the President factor those totals as to underachievement, achievement or over achievement of the targets. The Board and the President will determine a threshold level of performance in the event of underachievement.

Annual Measurements

The goals driving this annual plan will be financial and customer focused targets and will be applicable to all Officers of the Bank. Unless noted below, the customer focused targets will be the measurements of performance for the annual incentive payouts.

            -     Total Assets

            -     Efficiency Ratio

            -     Return On Average Assets

            -     Customer Satisfaction/Mystery Shop data

All incentive eligible functions at the Bank will be measured against the generic targets and their incentive payout will be completely dependent on that performance.

Process

Once the President of the Bank and the Board have established the targets, each direct report will prepare initiatives that will support the attainment of each target. The direct report will ask the

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same of his/her subordinates and seek approval from the President for the plan.
Once approval is obtained, the Executive Vice President of the Bank will report on progress toward the targets quarterly at regularly scheduled Board meetings. At year-end, the final outcomes are prepared for the President who will assess the performance relative to the goals. This shall be the basis for the incentive decision.

The Incentive Plan is by no means a guarantee that an incentive payout will be made, but is based on business conditions and are at the discretion of the Board and the President of the Bank.